Exhibit 99.1

The First Bancshares, Inc. Reports 2nd Quarter 2014 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--July 28, 2014--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended June 30, 2014. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be August 7, 2014 with a payable date of August 21, 2014.

Net income available to common stockholders for the three months ended June 30, 2014 amounted to $1,527,000, or $0.29 per diluted share, compared to $706,000, or $0.18 per diluted share for the same quarter in 2013, an increase of 821,000 or 116.3% in net income available to common shareholders. Net income available to common shareholders exclusive of merger related costs and a gain on sale of securities for the three months ended June 30, 2014 was $1,438,000, or $0.27 per diluted share, a 26.8% increase in net income available to common shareholders over the same quarter in 2013 adjusted for merger related costs.

Net income available to common stockholders for the six months ended June 30, 2014 amounted to $2,848,000, or $0.55 per diluted share, compared to $1,825,000, or $0.51 per diluted share for the same period in 2013, an increase of $1,023,000 or 56.1% in net income available to common shareholders. Net income available to common shareholders exclusive of one-time items for the six months ended June 30, 2014 was $2,748,000, or $0.53 per diluted share, a 24.9% increase in net income available to common shareholders over the same period in 2013 adjusted for merger related costs.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “Our company reached a milestone in the accomplishment of our strategic plan ending the quarter with over $1 billion in total assets. The company posted significant increases in loans and deposits which produced improved profitability and operating results. We are encouraged by the growth opportunities that lie ahead for our company in both our legacy and newly established markets.”

Balance Sheet Highlights

Total assets for the Company totaled $1.0 billion at June 30, 2014, an increase of $20.7 million compared with March 31, 2014. The increase during the second quarter of 2014 was attributable to an increase in the Company’s deposit balances.

June 30, 2014 loans outstanding increased by $16.5 million, or approximately 11.1% on an annualized basis, compared with March 31, 2014, and increased $52.3 million, or 9.4%, compared to June 30, 2013 total loans outstanding.

End of Period Loan Balances	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Loans held for sale	$3,220	$2,586	$2,933
Commercial	81,958	84,898	69,376
Real Estate:
Mortgage-commercial	204,101	198,984	186,219
Mortgage-residential	230,310	218,901	210,543
Construction	74,105	73,523	72,349
Consumer and other	16,337	14,641	16,351
	$610,031	$593,533	$557,771

Non-performing assets totaled $13.3 million at June 30, 2014 compared to $9.9 million of non-performing assets at March 31, 2014 and $9.9 million at June 30, 2013. Non-performing assets represented 1.32% of total assets at June 30, 2014 compared to 1.00% of total assets at March 31, 2014, and compared to 1.02% at June 30, 2013. Non-performing loans totaled $6.5 million at June 30, 2014 compared to $2.7 million at March 31, 2014 and compared to $2.2 million of non-performing loans at June 30, 2013. Non-performing loans represented 1.07% of total loans at June 30, 2014 compared with 0.46% of total outstanding loans at March 31, 2014 and 0.40% of total loans outstanding at June 30, 2013. The increase in non-performing assets is due to placing one loan relationship on non-accrual that was previously classified substandard since 2009.

Non-Performing Assets	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Non-Accrual Loans	$6,063	$2,267	$1,886
Past Due Loans (90 days or more)	447	443	352
Total Non-Performing Loans	6,510	2,710	2,238
Non-Accrual Securities	1,950	1,950	1,950
Other Real Estate	4,875	5,221	5,686
Total Non-Performing Assets	$13,335	$9,881	$9,874

The Company’s allowance for loan losses totaled $6.0 million at June 30, 2014 representing an increase of $188,000, or 12.94% on an annualized basis, from March 31, 2014 and an increase of $606,000, or 11.24%, from June 30, 2013. The allowance for loan losses represented 0.98% of period-end loans at June 30, 2014 compared with 0.98% of period-end loans at March 31, 2014 and 0.97% of period-end loans at June 30, 2013. Under acquisition accounting treatment, loans acquired are recorded at fair value which includes a credit risk component, and therefore the allowance on loans acquired is not carried over from the seller. The allowance for loan losses represented 1.16% of period end loans excluding those booked at fair value at June 30, 2014 compared with 1.20% at March 31, 2014 and 1.26% at June 30, 2013.

Total deposits increased $20.3 million or 9.40% on an annualized basis, as of June 30, 2014 compared with March 31, 2014 total deposits and increased by approximately $40.5 million or 4.81% compared with June 30, 2013.

End of Period Deposit Balances	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Non-interest-bearing Demand Deposits	$183,226	$179,334	$167,246
IB Demand, Savings, and MMDA Accounts	498,527	476,958	454,172
Time Deposits < $100,000	80,144	82,780	96,841
Time Deposits > $100,000	121,975	124,509	125,080
	$883,872	$863,581	$843,339

Results of Operations Highlights – Quarter ended June 30, 2014

Net income available to common stockholders for the quarter ended June 30, 2014 totaled $1,527,000 or $0.29 per diluted share, an increase of $206,000 or 15.59% from the first quarter of 2014 net income available to common stockholders of $1,321,000 or $0.25 per diluted share.

During the quarter ended June 30, 2014, net interest income totaled $7,848,000 representing an increase of $1,062,000, or 15.6%, compared with the quarter ended June 30, 2013 net interest income of $6,786,000. The tax equivalent net interest margin for the quarter ended June 30, 2014 was 3.52% compared to 3.29% in the second quarter of 2013. The increase in net interest income and the net interest margin during the quarter ended June 30, 2014 compared with the second quarter of 2013 was attributable primarily to increased average loans outstanding.

Fair value accounting adjustments on acquired assets and liabilities contributed approximately 4 basis points on an annualized basis to the net interest margin in the second quarter of 2014 and 9 basis points in the second quarter of 2013.

During the quarter ended June 30, 2014, non-interest income totaled $2,055,000, an increase of $383,000 or 22.9%, compared with the quarter ended March 31, 2014, and an increase of $165,000, or 8.7%, compared with the second quarter of 2013. The increase for the quarter ended June 30, 2014 is attributed primarily to a gain of $254,000 from the sale of other investments.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Service Charges on Deposit Accounts	$594	$561	$601
Mortgage Income	407	349	613
Interchange Fee Income	507	472	460
Other Operating Income	547	290	216
Total Non-interest Income	$2,055	$1,672	$1,890

During the quarter ended June 30, 2014, non-interest expense totaled $7,384,000, an increase of $157,000, or 2.17%, compared with the quarter ended March 30, 2014, and an increase of $139,000, or 1.92%, compared with the second quarter of 2013.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	06/30/14	03/31/14	06/30/13
(dollars in thousands)

Salaries and Employee Benefits	$4,260	$4,097	$3,729
Occupancy, Furniture and Equipment Expense	1,093	1,068	940
FDIC Premiums	222	223	168
Professional Fees	456	389	911
Advertising and Promotion	87	53	109
Intangible Amortization	94	94	89
Other Operating Expenses	1,172	1,303	1,299
Total Non-interest Expense	$7,384	$7,227	$7,245

Total non-interest expense increases in salaries due to the expansion into Baton Rouge and the acquisition of First National Bank of Baldwin County were mostly offset by the decrease in professional fees. Acquisition costs for First National Bank of Baldwin County of $447,000 were expensed during the second quarter of 2013 which were larger than the acquisition costs for Bay Bank of $128,000 that were expensed during the second quarter of 2014 which resulted in an overall decrease in professional fees.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
(unaudited, dollars in thousands except per shares data)

Consolidated Balance Sheets
	June 30, 2014	Mar 31, 2014	June 30, 2013

ASSETS
Cash and Due from Banks	$25,677	$28,514	$27,811
Federal funds sold	2,477	22,261	4,941
Interest-bearing deposits with banks	27,289	31,203	49,089
Investment Securities	276,099	251,037	260,586
Loans held for sale	3,220	2,586	2,933
Loans, Net of Unearned Income	606,812	590,947	554,838
Allowance for Loan Losses	(5,999)	(5,811)	(5,393)
Net Loans	600,813	585,136	549,445
Premises and Equipment	31,339	31,416	32,696
Other Real Estate Owned	4,875	5,221	5,687
Goodwill	10,621	10,621	10,713
Other Assets	26,879	20,572	21,536
TOTAL ASSETS	$1,009,289	$988,567	$965,437

LIABILITIES
Non-interest-bearing Demand Deposits	$183,226	$179,334	$167,246
Interest-bearing Accounts	498,527	476,958	454,172
Time Deposits	202,119	207,289	221,921
Total Deposits	883,872	863,581	843,339
Borrowings	13,500	15,000	16,500
Subordinated Debentures	10,310	10,310	10,310
Other Liabilities	11,830	12,180	12,671
TOTAL LIABILITIES	919,512	901,071	882,820

STOCKHOLDER’S EQUITY
Preferred Stock	17,123	17,123	17,062
Common Stock	5,180	5,176	5,120
Surplus	42,239	42,107	41,902
Retained Earnings	24,972	23,637	20,538
Accumulated Other Comprehensive Income (Loss)	727	(83)	(1,541)
Treasury Stock	(464)	(464)	(464)
TOTAL STOCKHOLDERS’ EQUITY	89,777	87,496	82,617

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,009,289	$988,567	$965,437

END OF PERIOD SHARES OUTSTANDING	5,180,287	5,175,774	5,119,949

TANGIBLE BOOK VALUE PER SHARE	$11.49	$11.05	$10.15

THE FIRST BANCSHARES, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
INTEREST INCOME
Interest and Fees on Loans	$7,091	$6,318	$14,095	$11,549
Interest and Dividends on Securities	1,453	1,269	2,885	2,676
Interest on Fed Funds Sold	30	22	41	34
TOTAL INTEREST INCOME	8,574	7,609	17,021	14,259

INTEREST EXPENSE
Interest on Deposits	584	666	1,050	1,284
Interest on Borrowings	142	157	299	298
TOTAL INTEREST EXPENSE	726	823	1,349	1,582

NET INTEREST INCOME	7,848	6,786	15,672	12,677
Provision for Loan Losses	277	349	635	660
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,571	6,437	15,037	12,017

NON-INTEREST INCOME	2,055	1,890	3,727	3,820

NON-INTEREST EXPENSE	7,384	7,245	14,611	13,224
Income before Income Taxes	2,242	1,082	4,153	2,613
Income Taxes	629	270	1,113	576
NET INCOME	1,613	812	3,040	2,037

Preferred Stock Accretion & Dividends	86	106	192	212
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS	$1,527	$706	$2,848	$1,825

BASIC EARNINGS PER SHARE	$0.30	$0.18	$0.55	$0.52

DILUTED EARNINGS PER SHARE	$0.29	$0.18	$0.55	$0.51

WEIGHTED AVG SHARES OUTSTANDING	5,152,784	3,955,243	5,142,227	3,536,362

DILUTED WEIGHTED AVG SHS OUTSTANDING	5,180,019	4,001,481	5,190,576	3,582,600

THE FIRST BANCSHARES, INC.
(unaudited, dollars in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	0.64%	0.36%	0.61%	0.49%
Annualized Return on Average Assets(1)	0.60%	0.55%	0.59%	0.58%
Annualized Return on Average Equity	7.38%	3.80%	7.03%	5.26%
Annualized Return on Average Equity(1)	6.97%	5.80%	6.79%	6.22%
Net Interest Margin	3.52%	3.29%	3.62%	3.49%
Efficiency Ratio(2)	72.68%	80.96%	73.32%	77.66%
Efficiency Ratio(1)(2)	73.26%	73.85%	73.47%	73.71%
Net Overhead Expense to Average Earning Assets(3)	2.32%	2.50%	2.43%	2.48%

Net Overhead Expense to Average Earning Assets(1)(3)	2.37%	2.20%	2.46%	2.33%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.06%	(0.09%)	0.12%	(0.002%)
Allowance for Loan Losses to Period End Loans	0.98%	0.97%
Non-performing Assets to Period End Assets	1.32%	1.02%
Non-performing Loans to Period End Loans	1.07%	0.40%
Loans 30-89 Days Past Due to Period End Loans	0.71%	0.80%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
Average Assets	$1,015,679	$908,495	$990,327	$827,238
Average Earning Assets	$919,716	$857,731	$895,064	$757,751
Average Total Loans	$600,114	$556,121	$595,697	$484,857
Average Demand Deposits	$178,137	$150,232	$172,861	$132,742
Average Interest Bearing Liabilities	$738,546	$707,968	$719,811	$640,573
Average Equity	$87,480	$85,584	$86,546	$77,500

Period End Non-performing Assets	$13,335	$9,874
Period End Non-performing Loans	$6,510	$2,238
Period End Loans 30-89 Days Past Due	$4,322	$4,446

Tax Equivalent Net Interest Income	$8,104	$7,059	$16,200	$13,209
Net Charge-offs (Recoveries) during Period	$89	$(126)	$364	$(6)

(1)Excludes merger related costs and one-time items
(2)Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income,on a tax equivalent basis, and Non-Interest Income
(3)Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest income

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole
Chief Executive Officer
or
Dee Dee Lowery, 601-268-8998
Chief Financial Officer